UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 26, 2011

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-33201	82-0538520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 800 Denver, CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 597-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Daryl H. Mechem Resignation.

On July 26, 2011, Daryl H. Mechem resigned as Managing Director, West Region, of DCT Industrial Trust Inc. (the “Company”) to pursue other opportunities.

In connection with his resignation, Mr. Mechem entered into a resignation and release agreement (the “Resignation Agreement”) with the Company. Under the Resignation Agreement, the Company agreed to fully accelerate the vesting of 136,299 LTIP units and stock options to purchase up to 96,662 shares of common stock that were previously granted to Mr. Mechem and had not yet vested. All other equity awards made by the Company to Mr. Mechem that were unvested immediately prior to his resignation were forfeited. The Company also agreed to provide Mr. Mechem with continuing healthcare coverage from the date of his resignation through July 2012. Mr. Mechem provided the Company with a general release of claims and acknowledged that he would continue to be subject to the restrictive covenants under his existing employment agreement, with the exception of the non-competition provision, which the Company agreed would only apply for 90 days following the effectiveness of the release.

A copy of the Resignation Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The summary of the Resignation Agreement set forth above is qualified in its entirety by reference to such exhibit, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Resignation and Release Agreement, dated as of July 26, 2011, by and between the Company and Daryl H. Mechem

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCT INDUSTRIAL TRUST INC.

Date: July 28, 2011	By:	/s/ John G. Spiegleman
	Name:	John G. Spiegleman
	Title:	Executive Vice President and General Counsel